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August 8, 2000



James R. Sulat
CFO
Chiron Corporation
4680 Horton Street
Emeryville, CA 94808-2916

Dear Sir:

Goldman, Sachs & Co. ("Goldman Sachs") is acting as financial advisor to PathoGenesis Corporation (the "Company") in connection with exploring strategic alternatives, including the potential sale of all or a portion of the Company (the "Transaction"). In that connection, you have requested certain information concerning the Company from officers, directors, employees and/or agents of the Company, including Goldman Sachs. all such information (whether written or oral) furnished to you and/or your Representatives (as defined below), whether directly or indirectly, whether prior to, on or following the date hereof, together with analyses, compilations, forecasts, studies or other documents or records prepared by you or your Representatives which contain, are based on or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device, are collectively referred to herein as the "Evaluation Material."

As a condition of receiving such Evaluation Material, you hereby agree as follows:

(1) You shall use the Evaluation Material solely for the purpose of evaluating the Transaction and for no other purpose whatsoever. You shall keep the Evaluation Material confidential, except that you may disclose the Evaluation Material or portions thereof to those of your directors, officers, employees, affiliates and representatives (including, without limitation, financial advisors, attorneys and accountants), or to such other persons as to whom disclosure is expressly permitted pursuant to the specific prior written consent of Goldman Sachs or the Company (collectively, the "Representatives"), and
         (a) who need to know such information for the purpose of evaluating the Transaction and (b) who are informed by you of the confidential nature of the Evaluation Material. You shall be fully responsible for any failure of any of your Representatives to comply with this Agreement as if they were the Company. In the event that you or any of your Representatives are requested or required in connection with any judicial or administrative proceedings (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or in order, in the


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James R. Sulat
Chiron Corporation
August 8, 2000
Page 2


         opinion of your outside counsel, to avoid violating the federal securities laws, to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement and, to the extent legally permissible, your proposed disclosure in response thereto, you shall furnish only that portion of the Evaluation Material which you are advised by opinion of counsel is legally required, and you shall exercise your reasonable best efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material and shall cooperate with any Company efforts to achieve the same.

(2) If you determine not to proceed with the Transaction, you will promptly inform Goldman Sachs of that decision and, in that case or at any time upon the request of the Company or Goldman Sachs for any reason, you and your Representatives shall promptly, at the option of the Company, either (a) destroy all copies of the written Evaluation Material in your or their possession or under your or their custody or control (including that stored in any computer, word processor or similar device) and confirm such destruction to the Company in writing or (b) return to Goldman Sachs all copies of the Evaluation Material furnished to you in your possession or in the possession of your Representatives; provided that you shall be entitled to retain one secure archival copy of the Evaluation Materials in the offices of outside legal counsel. Notwithstanding the return or destruction of the Evaluation Material, you will continue to be bound by your obligations of confidentiality and other obligations hereunder.

(3)      The term "Evaluation Material" does not include any information which
         (a) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by you or by any of the Representatives in violation of this Agreement), (b) was available to you on a non-confidential basis from a source (other than the Company or its representatives) that is not and was not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation or (c) was to become available or known to you pursuant to the Collaboration Agreement, dated December 15, 1988, by and between you and the Company.

(4) You acknowledge and agree that (x) Goldman Sachs and the Company are free to conduct the process leading up to a possible Transaction as Goldman Sachs and the Company, in their sole discretion, may determine (including, without


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James R. Sulat
Chiron Corporation
August 8, 2000
Page 3


         limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (y) Goldman Sachs and the Company reserve the right, in their sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (z) unless and until a written definitive agreement concerning the Transaction has been executed with the Company (and then only to the extent provided in such written definitive agreement), neither Goldman Sachs nor the Company, nor their respective officers, directors, employees, affiliates, stockholders, agents or controlling persons will have any legal obligation to you or any kind whatsoever with respect to the Transaction, whether by virtue of this agreement, any other written or oral expression with respect to the Transaction or otherwise. For purposes hereof, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on your part. The Company acknowledges and agrees that you have undertaken no obligation pursuant to this letter agreement to participate in any process conducted by the Company and Goldman Sachs concerning a possible Transaction.

(5) You acknowledge that you and your Representatives may receive material non-public information in connection with your evaluation of the Transaction and you are aware (and you will so advise your Representatives) that the United States securities laws impose restrictions on trading in securities when in possession of such information.

(6) You understand and acknowledge that none of the Company, Goldman Sachs or any of their respective officers, directors, employees, affiliates, stockholders, agents, representatives or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and each of the Company, Goldman Sachs and such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Evaluation Material by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the


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James R. Sulat
Chiron Corporation
August 8, 2000
Page 4


         Evaluation Material and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to you in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

(7) You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this agreement by you or your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of equitable relief (including specific performance or injunction) in the Company's favor without proof of actual damages. You agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including reasonable legal fees and disbursements and the costs of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material. Any equitable relief shall not be deemed to be the exclusive remedy for a breach of this agreement, but shall be in addition to all other remedies available at law or equity. If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(8) You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder.

(9) This agreement is for the benefit of and shall be enforceable by the Company and its successors and assigns. The rights of the Company under this agreement may be assigned in whole or in part to any party to a business combination with the Company, which party shall be entitled to enforce this agreement to the same extent and in the same manner as the Company is entitled to enforce this agreement.

(10) You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York for any actions, suits or


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James R. Sulat
Chiron Corporation
August 8, 2000
Page 5


         proceedings arising out of or relating to this agreement and the transactions contemplated hereby regardless of how characterized (and you agree not to commence any action, suit or proceeding relating thereto except in such courts). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the State of Ne York, and hereby further irrevocably and unconditionally waive and agree not to plead a claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(11) This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of law principles.

This agreement contains the entire agreement between you and the Company concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the Company and you.

Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to Nicholas Vita.


                                           Very truly yours,
                                           PATHOGENESIS CORPORATION



                                           By:
                                              ---------------------------------
                                           GOLDMAN, SACHS & CO.
                                           On Behalf of PATHOGENESIS CORPORATION

CONFIRMED AND AGREED AS
OF THE DATE WRITTEN ABOVE:

CHIRON CORPORATION


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James R. Sulat
Chiron Corporation
August 8, 2000
Page 6


By:
   ----------------------------
         William G. Green
         General Counsel